UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013

COMSTOCK MINING INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)

1200 American Flat Road, Virginia City, Nevada 89440

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 775-847-5272

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Comstock Mining Inc. (the “Company”) has received questions through the CEO Blog section of the Company’s website, requesting that the Company explain what the two S-3 registration statements filed with the SEC on December 31, 2012 mean and whether any further actions are planned.

The Company filed two S-3 registration statements on December 31, 2012. The first was a typical shelf registration statement covering up to $50 million of broad categories of securities, both debt and equity. The Board believes that it is prudent for a company to have the capability to access the capital markets on a timely basis, to be better prepared for any unforeseen contingencies that may arise as well as take advantage of opportunities that may become available. The Board believes that this is especially true for the Company, as it expands and enhances it production activities and uses capital resources in connection therewith. The Company does not have any present arrangement or understanding with respect to raising additional capital.

The second was a registration statement to register the resale of the common stock underlying the Series A-1 Convertible Preferred Shares held by the Winfield Group, which the Company was obligated to file pursuant to a previously disclosed agreement between the Company and its preferred shareholders (including the Winfield Group) signed in connection with the Company’s recapitalization in October 2010. While the registration of the common stock underlying the preferred shares held by other preferred shareholders was completed in 2011, the registration of the underlying common stock for the Winfield Group was deferred, with the Winfield Group’s consent, at the request of the Company, several times since then. The Winfield Group believes that, given the size of its holdings in the Company and the importance of those holdings to it, it is prudent to have the Company comply with its obligations under that agreement. While there is no current contractual restriction on the Winfield Group’s ability to convert their preferred shares into common stock and resell them, it has never done so and has advised the Company that it has no current plans to do so.

The registration of the resale of the common stock underlying the Series A-1 Convertible Preferred Shares held by the Winfield Group is not dilutive. The Company currently has 48.5 million common shares issued and outstanding and 109.9 million common shares on an if-converted basis, that is, if all preferred stock was converted to common stock (including the common stock underlying the Series A-1 Convertible Preferred Shares held by the Winfield Group). Investors should keep in mind that, when any preferred shareholder converts preferred shares into common stock, all rights to a liquidation preference and future dividends payable on the preferred shares are given up (reducing the Company’s obligation with respect thereto). In the Winfield Group’s case, they would also be giving up their super voting rights (5 votes for every 1 underlying common share). The registration of the underlying common shares does not mean that these preferred shares will be converted, or if converted, that they would be sold. Again, the Winfield Group has advised the Company that it has no current plans to do so.

This Form 8-K is being furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Item 7.01 of Form 8-K and is therefore not to be considered “filed” with the SEC.

Forward-Looking Statements

This Company’s response set forth above and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future sales of the Company’s securities by the Company’s shareholders; future conversions of the Company’s securities; future industry market conditions; future exploration, production, operating and overhead costs; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this Form 8-K nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.
Date: January 4, 2013	By:	/s/ Corrado DeGasperis
Corrado DeGasperis